UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  November 1, 2007
(Date of Earliest Event Reported)

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-24218	95-4782077
(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification
Incorporation)		Number)

6922 Hollywood Boulevard
12th Floor
Los Angeles, California 90028
(Address of principal executive offices) (Zip Code)

(323) 817-4600
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_|           Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

|_|           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_|           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_|           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.

On November 1, 2007, Gemstar-TV Guide International, Inc. issued a press release announcing the company’s results for the third quarter ended September 30, 2007.  A copy of the press release is attached hereto as Exhibit 99.1 and incorporated by reference herein in its entirety.

The information in this Item 2.02 (including Exhibit 99.1) is being furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed to be incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act whether made before or after the date of this report except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description
99.1	Press Release dated November 1, 2007 announcing third quarter results for 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.

Date: November 1, 2007	By:	/s/ Stephen H. Kay
Stephen H. Kay
Executive Vice President, General Counsel and Secretary

Exhibit Index

Exhibit 99.1.	Press Release dated November 1, 2007 announcing third quarter results for 2007.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

Los Angeles, California (November 1, 2007) – Gemstar-TV Guide International, Inc. (NASDAQ: GMST) announced that for the quarter ended September 30, 2007, the Company reported revenues of $159.6 million, an increase of 7% versus the prior year’s quarter.

Operating income for the third quarter of 2007 was $5.0 million, compared with operating income of $12.9 million for the third quarter of 2006.  The Company’s operating income was impacted by an increase in programming and associated marketing costs at TV Guide Network and a national cross-platform consumer marketing campaign which launched in late September, both as previously planned. These costs were partially offset by a 20% increase in revenues in the Guidance Technology and Solutions segment and further significant decreases in operating expenses at TV Guide magazine.

Net income for the third quarter of 2007 increased to $123.2 million, or $0.29 per share, compared with net income of $17.5 million, or $0.04 per share in the third quarter of 2006.  Net income in the quarter benefitted from the reversal of approximately $115 million in valuation allowance against the Company’s deferred tax assets.  For the third quarter of 2007, the non-cash benefit from reversing the deferred tax assets valuation allowance, on a per share basis, was approximately $0.27 per share.

Gemstar TV Guide’s Chief Executive Officer Rich Battista said, “I am encouraged by the progress we made again this quarter executing on our business initiatives.  The quarter was one of investment in key areas, particularly in programming for our TV Guide Network; the further development of My TV Guide, our suite of personalized cross-platform guidance products and services; and the launch of our national cross-platform consumer  marketing campaign.  I am pleased with the continued expansion of our IPG patent licensing both internationally and to new media platforms.  To that end, we recently announced new agreements with MediaFlo in the mobile arena; as well as with Sky Italia, Italy's leading digital TV service, and with three German consumer electronics companies.  I am also pleased with the performance of TV Guide magazine, where ad paging was up 25% and losses were down significantly from Q3 2006.  We remain focused on our business objectives while we continue to review strategic alternatives for the company with the goal of maximizing shareholder value.”

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

THIRD QUARTER AND FIRST NINE MONTHS 2007 SEGMENT FINANCIAL PERFORMANCE

The schedule below reflects Gemstar-TV Guide’s performance for the third quarter and the first nine months of 2007 and 2006 by segment. The following segment information is presented and reconciled to consolidated income from continuing operations before income taxes. More detailed information is contained in the Company’s Form 10-Q for the quarter ended September 30, 2007, which was filed with the Securities Exchange Commission today.

GEMSTAR-TV GUIDE INTERNATIONAL, INC.CONSOLIDATED SEGMENT PERFORMANCE (1)

(In dollars, thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
Guidance Technology & Solutions:
Revenues	$ 68,337	$ 57,137	$ 214,887	$ 167,686
Operating Expenses(2)	24,737	22,103	70,614	61,131
Adjusted EBITDA(3)	43,600	35,034	144,273	106,555
Media Networks:
Revenues	50,565	48,432	147,654	145,269
Operating Expenses(2)	47,644	37,401	124,432	115,624
Adjusted EBITDA(3)	2,921	11,031	23,222	29,645
Publishing:
Revenues	40,649	43,378	109,353	113,313
Operating Expenses(2)	42,854	50,711	118,671	144,126
Adjusted EBITDA(3)	(2,205)	(7,333)	(9,318)	(30,813)
Cross Platform Costs:
Operating Expenses(2)	27,216	16,804	54,216	43,156
Adjusted EBITDA(3)	(27,216)	(16,804)	(54,216)	(43,156)
Consolidated:
Revenues	159,551	148,947	471,894	426,268
Operating Expenses(2)	142,451	127,019	367,933	364,037
Adjusted EBITDA(3)	17,100	21,928	103,961	62,231
Stock compensation	(1,348)	(627)	(2,720)	(1,463)
Depreciation and amortization	(10,752)	(8,420)	(29,398)	(24,987)
Operating income	5,000	12,881	71,843	35,781
Interest income, net	6,556	6,788	19,180	18,566
Other income, net	276	86	469	337
Income from continuing operations before income taxes	$ 11,832	$ 19,755	$ 91,492	$ 54,684

(1)
Segment information is presented and reconciled to consolidated income from continuing operations before income taxes in accordance with SFAS No. 131.  Intersegment revenues and expenses have been eliminated from segment financial information as transactions between reportable segments are excluded from the measure of segment profit and loss reviewed by the chief operating decision maker.

(2)	Operating expenses means operating expenses, excluding stock compensation, depreciation and amortization and impairment of intangible assets.
(3)	Adjusted EBITDA is defined as operating income (loss), excluding stock compensation, depreciation and amortization and impairment of intangible assets. The Company believes adjusted EBITDA to be relevant and useful information as adjusted EBITDA is the primary measure used by our chief operating decision maker to evaluate the performance of and make decisions about resource allocation to the segments.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

Guidance Technology and Solutions

▪
Guidance Technology and Solutions segment revenues for the quarter ended September 30, 2007 were $68.3 million, an increase of 20% versus the prior year’s quarter and represented 43% of the Company’s total revenue.

Growth came primarily from IPG Patent Licensing revenues, which increased by $9.5 million, or 30%, to $40.7 million, for the third quarter of 2007 when compared to the same period in the prior year.  This was mainly due to new international IPG patent license agreements, including BSkyB (fourth quarter of 2006) and Sky Italia (third quarter of 2007), and an increase in our U.S. cable and satellite licensees’ digital subscribers.

IPG Products and Services revenues in the third quarter were $18.5 million, an increase of $3.8 million, or 26%, primarily due to the addition of revenue from Aptiv, which was acquired on March 29, 2007, and an increase in U.S. digital cable subscribers that receive our i-Guide IPG.

VCR Plus+ revenues, as anticipated, continue to decline. For the three months ended September 30, 2007, VCR Plus+ revenues were $5.8 million, a decrease of $3.3 million, or 36%, versus the prior year’s quarter.

▪	Adjusted EBITDA for the quarter ended September 30, 2007 increased to $43.6 million, up 24% versus the prior year’s quarter, due to higher revenues noted above.

Media Networks

▪
Media Networks segment revenues for the quarter ended September 30, 2007 were $50.6 million, an increase of 4% versus the prior year’s quarter and represented 32% of the Company’s total revenue.  While revenues at TV Guide Network remained essentially flat, revenue increased by 84% at Online Networks.

▪
Adjusted EBITDA for the quarter ended September 30, 2007 was $2.9 million, a decrease of 74%, versus the prior year’s quarter.  In the third quarter, TV Guide Network debuted America’s Next Producer and Surreal TV.  As a result, anticipated programming and associated marketing costs in this segment were significantly higher compared to the third quarter of 2006.

Publishing

▪
Revenues for TV Guide magazine for the quarter ended September 30, 2007 were $40.6 million, a decrease of 6%, versus the prior year’s quarter and represented 25% of the Company’s total revenue. This decrease was primarily due to lower subscriber revenue and the absence of $2.6 million in revenues which were the result of the third quarter of 2006 having an extra fiscal week.  The drop in subscriber revenue was partially offset by an increase in advertising revenues driven by a 25% increase in advertising pages and by a 45% increase in newsstand revenue resulting  from a reduction in initial placement order fees and rack acquisition costs.

▪
Adjusted EBITDA for the quarter improved from negative $(7.3) million in the prior year’s quarter to a negative $(2.2) million for the quarter ended September 30, 2007.  The current quarter benefited from the increase in advertising revenue noted above, and a $5.5 million decrease in production expenses.  Additionally, general and administrative expenses also decreased, compared to the prior year’s quarter, primarily due to operating efficiencies.  As was the case in 2006, the Company anticipates spending significantly more on subscriber acquisition and promotional activities in the fourth quarter than it spent in previous quarters of 2007.

Based upon TV Guide magazine’s performance to date and the outlook for the remainder of the year, the Company currently anticipates incurring adjusted EBITDA losses in the $20 to $23 million range for full year 2007.  The Company anticipates continuing, but declining losses for approximately the next two to three years thereafter.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

Cross Platform Costs

▪	Total Cross Platform adjusted EBITDA for the quarter ended September 30, 2007 was negative $(27.2) million versus adjusted EBITDA of negative $(16.8) million in the prior year’s quarter.

Product Development and Technology expenses in the third quarter of 2007 were $4.8 million compared with $5.0 million in the prior year’s quarter.  Costs incurred to develop next generation guidance products and services were $13.2 million for the first nine months of 2007.    The Company expects to incur approximately $19 million in such expenses for full year 2007, as previously announced.

Corporate Marketing, a group formed in the second quarter of 2006, incurred expenses of $6.6 million in the third quarter of 2007, bringing the year-to-date corporate marketing costs to $9.6 million. For the full year 2007, the Company expects to incur approximately $22 million in corporate marketing expenses, including expenses for the national cross-platform consumer marketing campaign launched at the end of the third quarter of 2007.  We believe this  marketing campaign will drive greater usage of our products and elevate consumer perception of the TV Guide brand.

Corporate General and Administrative expenses in the third quarter of 2007 were $15.8 million versus $11.0 million in the prior year’s quarter which benefitted from the reversal of $3.9 million in accrued legal expenses relating to a former CEO. For the nine months year to date, corporate general and administrative expenses were $31.4 million.  For full year 2007, the Company expects to incur approximately $50 million in corporate general and administrative expenses, which includes $5.5 million in costs relating to the Company’s exploration of strategic alternatives and a $10.7 million benefit from the reversal of accrued liabilities relating to a patent rights agreement with a former CEO.

FIRST NINE MONTHS 2007 CONSOLIDATED FINANCIAL PERFORMANCE
For the nine months ended September 30, 2007, total revenues were $471.9 million, an increase of $45.6 million, or 11%, compared with revenues of $426.3 million for the nine months ended September 30, 2006. The increase was primarily due to a $39.2 million increase in IPG Patent Licensing revenue and a $12.0 million increase in IPG Products and Services revenue, partially offset by a $5.7 million decline in VCR Plus+ revenue.

Operating income for the nine months ended September 30, 2007 was $71.8 million, which included depreciation and amortization charges of $29.4 million, an increase of 101% compared with operating income of $35.8 million for the nine months ended September 30, 2006, which included depreciation and amortization charges of $25.0 million.  This was primarily due to a $20.3 million decrease in TV Guide magazine production costs, partially offset by a $6.6 million increase in TV Guide Network programming and associated marketing costs.   The nine months ended September 30, 2007 also included a benefit  of $10.7 million from the reversal of accrued liabilities relating to a patent rights agreement with a former CEO of the Company and $3.2 million in costs relating to the exploration of strategic alternatives. The nine months ended September 30, 2006 included the benefits of both a  $8.9 million reversal of  accrued liabilities due to a settlement agreement with a former CFO of the Company and a $1.7 million benefit from the reversal of accrued legal costs  relating to a  former CEO.

Net income for the nine months ended September 30, 2007 increased to $178.4 million, or $0.42 per share, compared with net income of $40.7 million, or $0.10 per share, for the nine months ended September 30, 2006 mainly due to the reversal of the valuation allowance against the Company’s deferred tax assets mentioned above.  The Company now has a history of generating, and accurately forecasting, pre-tax book income.  The 2008 annual budget and long-range plan process, which coincided with the preparation and review of the Company’s interim financial statements for the third quarter of 2007, projects adequate future taxable income to utilize its deferred tax assets.  These factors make the realization of the Company’s deferred tax assets more likely than not, and therefore, in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, the valuation allowance is no longer necessary.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

LIQUIDITY & CAPITAL RESOURCES
At September 30, 2007, the Company’s cash, cash equivalents and marketable securities were $546.7 million, excluding restricted cash of $32.4 million, an increase of $33.1 million versus December 31, 2006. Outstanding short- and long-term debt, made up entirely of capital lease obligations, was $12.3 million, compared with $12.7 million at December 31, 2006.

Net cash provided by operating activities was $57.7 million for the nine months ended September 30, 2007, compared to $68.5 million for the same period last year.  Income from continuing operations before income taxes during the nine months ended September 30, 2007 was $91.5 million compared to $54.7 million during the same period in 2006.  We made $12.9 million in net income tax payments in the first nine months of 2007, versus the receipt of $44.7 million in net income tax refunds during the same period in 2006. The first  nine months of 2006 also benefited from the release of $8.4 million in restricted cash due to a settlement agreement with a former CFO of the Company.

REVIEW OF STRATEGIC ALTERNATIVES

On July 9, 2007, the Company announced that its Board of Directors had authorized the Company and its advisors to explore strategic alternatives intended to maximize shareholder value, which may include a sale of the Company.  This review is currently in progress.  There can be no assurance that any particular strategic alternative will be pursued, or that any transaction or transactions will occur, or on what terms.

CONFERENCE CALL

The Company will host a conference call for investors and analysts today, which will be broadcast live via both teleconference and Internet webcast.  Investors and analysts may connect to the call by dialing (866) 383-8108 (domestic) or (617) 597-5343 (international).  The conference ID number is "65044251". To listen via webcast, link to the Company's website http://ir.gemstartvguide.com.

Investors unable to listen to the call live may access an audio replay, which will be hosted for one week following the conclusion of the call.  To access the replay, call (888) 286-8010 (domestic) or (617) 801-6888 (international). The conference ID number is "80647495". An audio archive will also be hosted on the Company’s investor relations website at http://ir.gemstartvguide.com. Replays will be available approximately two hours following the conclusion of the call.

ABOUT GEMSTAR-TV GUIDE

Gemstar-TV Guide International, Inc. (the “Company”) (NASDAQ: GMST) is a leading global media, entertainment, and technology company that develops, licenses, markets and distributes products and services that maximize the video guidance and entertainment experience for consumers.  The Company's businesses include: television, publishing, and new media properties; interactive program guide services and products; and intellectual property licensing.  Additional information about the Company can be found at www.gemstartvguide.com.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties that may cause actual performance or results to differ materially from those in the forward-looking statements, including risks and uncertainties related to the timely availability and market acceptance of products and services incorporating the Company's technologies and content; our investments in new and existing businesses; the impact of competitive products and services; and the other risks detailed from time to time in the Company's SEC reports, including the most recent reports on Forms 10-K, 10-Q and 8-K, each as it may be amended from time to time. The Company assumes no obligation to update these forward-looking statements.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

Note to Editors: Gemstar and TV Guide are trademarks or registered trademarks of Gemstar-TV Guide International, Inc. and/or its subsidiaries. The names of other companies, products and services used herein are for identification purposes only and may be trademarks of their respective owners.

# # #

Financial Tables Follow

Contacts:
(Analysts)	(Media)
Robert L. Carl	Eileen Murphy
VP, Investor Relations	SVP, Corporate Communications
Gemstar-TV Guide International, Inc	Gemstar-TV Guide International, Inc.
323-817-4600	212-852-7336

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	September 30, 2007	December 31, 2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$458,895	$464,637
Restricted cash	32,409	31,814
Marketable securities	87,807	48,938
Receivables, net	80,320	73,786
Deferred tax assets, net	33,724	13,491
Current income taxes receivable	65,069	49,588
Other current assets	22,728	18,329
Total current assets	780,952	700,583
Property and equipment, net	67,929	68,182
Indefinite-lived intangible assets	62,140	61,921
Finite-lived intangible assets, net	85,715	92,340
Goodwill	262,591	260,503
Income taxes receivable	10,873	22,731
Deferred tax assets, long-term, net	73,325	3,141
Other assets	11,266	14,336
	$1,354,791	$1,223,737
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$22,918	$32,392
Accrued liabilities	86,092	104,259
Current portion of capital lease obligations	642	605
Current portion of deferred revenue	127,669	128,516
Total current liabilities	237,321	265,772
Long-term capital lease obligations, less current portion	11,625	12,111
Deferred revenue, less current portion	337,998	368,950
Other liabilities	71,501	123,779
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share	—	—
Common stock, par value $0.01 per share	4,337	4,337
Additional paid-in capital	8,454,423	8,456,117
Accumulated deficit	(7,715,672)	(7,950,421)
Accumulated other comprehensive income, net of tax	3,075	665
Treasury stock, at cost	(49,807)	(57,573)
Total stockholders’ equity	696,356	453,125
	$1,354,791	$1,223,737

See accompanying Notes to Condensed Consolidated Financial Statements in Form 10Q.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006

Revenues	$159,551	$148,947	$471,894	$426,268
Expenses:
Costs of revenues	54,888	54,273	150,564	167,656
Selling, general and administrative	88,911	73,373	220,089	197,844
Depreciation and amortization	10,752	8,420	29,398	24,987
Operating income	5,000	12,881	71,843	35,781
Other income:
Interest income, net	6,556	6,788	19,180	18,566
Other income, net	276	86	469	337
Income from continuing operations before income taxes	11,832	19,755	91,492	54,684
Income tax (benefit) expense	(111,360)	2,303	(83,238)	14,031
Income from continuing operations	123,192	17,452	174,730	40,653
Discontinued operations:
Income from discontinued operations before income taxes	—	—	5,858	—
Income tax expense	—	—	2,217	—
Income from discontinued operations	—	—	3,641	—
Net income	$123,192	$17,452	$178,371	$40,653

Basic and diluted per share:
Income from continuing operations	$0.29	$0.04	$0.41	$0.10
Income from discontinued operations	0.00	0.00	0.01	0.00
Net income	$0.29	$0.04	$0.42	$0.10

Weighted average shares outstanding:
Basic	428,404	426,210	428,155	426,190
Diluted	431,222	426,262	429,438	426,244

See accompanying Notes to Condensed Consolidated Financial Statements in Form 10Q.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

GEMSTAR-TV GUIDE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Nine Months Ended September 30,
	2007	2006

Cash flows from operating activities:
Net income	$178,371	$40,653
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	29,398	24,987
Deferred income taxes	(90,417)	6,631
Stock compensation expense	2,720	1,463
Other	3,510	2,834
Changes in operating assets and liabilities:
Restricted cash	(595)	7,868
Receivables	394	448
Income taxes, net	(3,623)	51,410
Other assets	(2,595)	11,033
Accounts payable, accrued liabilities and other liabilities	(27,631)	(27,276)
Deferred revenue	(31,809)	(51,527)
Net cash provided by operating activities	57,723	68,524
Cash flows from investing activities:
Acquisition of Aptiv, net of acquired cash of $4,466	(11,814)	—
Other acquisitions and investments	(2,681)	(3,241)
Purchases of marketable securities	(178,783)	(81,258)
Maturities of marketable securities	141,574	34,541
Proceeds from sale of assets	10	8
Additions to property and equipment	(15,675)	(15,807)
Net cash used in investing activities	(67,369)	(65,757)
Cash flows from financing activities:
Repayment of capital lease obligations	(449)	(414)
Proceeds and excess tax benefits from exercise of stock options	3,353	123
Net cash provided by (used in) financing activities	2,904	(291)
Effect of exchange rate changes on cash and cash equivalents	1,000	133
Net (decrease) increase in cash and cash equivalents	(5,742)	2,609
Cash and cash equivalents at beginning of period	464,637	465,131
Cash and cash equivalents at end of period	$458,895	$467,740

For additional information please see Notes to Consolidated Financial Statements in Form 10-Q.

GEMSTAR-TV GUIDE ANNOUNCES THIRD QUARTER 2007 RESULTS

ADDITIONAL SEGMENT OPERATING STATISTICS

Media Networks Operating Statistics:

	Sept 30, 2007	June 30, 2007	Sept 30, 2006	June 30, 2006
Subscriber Data (in thousands) (1)

TV Guide Network	83,494	82,398	79,911	78,475
TVG Network (“TVG”)	28,100	27,500	18,600	18,500

Online Networks unique users (2) (3)	5,291	4,493	3,117	2,458
tvguide.com unique users (2)	4,783	4,021	3,117	2,458

(1)	Subscriber data as of the above date represents:
•	Nielsen households for the domestic TV Guide Network
•	Households for TVG, based primarily on information provided by distributors
(2)	Average monthly unique users for the three month period, as measured by Nielsen/NetRatings.
(3)	Online Networks comprises the unduplicated unique users of tvguide.com and our other Web sites, subsequent to the date we aquired them.

Publishing Operating Statistics:

	Sept 30,	June 30,	Sept 30,	June 30,
	2007	2007	2006	2006
	(in thousands)

TV Guide magazine circulation (in thousands) (1)
Newsstand (2)	261	211	292	283
Subscriptions	2,867	2,881	2,842	3,097
Sponsored/Verified	169	171	150	12
Total circulation	3,297	3,263	3,284	3,392

(1)	Average weekly circulation for three months ended.
(2)	Current period numbers include an estimate for returns. Prior period numbers are updated to reflect actual returns.